For Immediate Release

For more information, contact:

Jon M. Lintvet, Chief Marketing Officer

ARI Network Services, Inc.
Phone: (414)  973-4300

Investor Contact:

Joe Dorame, Robert Blum, Joe Diaz
Lytham Partners, LLC
Phone: (602) 889-9700

50 Below Website Sales Rally Following Acquisition by ARI

Increase is attributed to a strong team, strong products, and dealer enthusiasm

Milwaukee, Wis., May 2, 2013 – ARI Network Services (OTCBB: ARIS), a leader in creating, marketing, and supporting software, SaaS and DaaS solutions that connect consumers, dealers, distributors, and manufacturers in selected vertical markets, announced today that dealer website sales in the automotive tire and wheel vertical increased 25% in March, as compared to March 2012.

The increase in sales is attributed to ARI’s strong team and products, as well as dealer enthusiasm.   During that same time period, ARI upgraded its automotive tire and wheel dealer websites to include a new mobile platform. In addition, the integration to American Tire Distributors was enhanced to include real-time pricing.

 “Dealers recognize that ARI is committed to the success of their business and the industry more broadly,” said Roy W. Olivier, Chief Executive Officer and President of ARI. “We are focused on rapidly enhancing our products, developing new third party relationships, and staying ahead of online marketing trends,” added Olivier.  “In the coming months, we have exciting upgrades planned. Dealers are confident our team and solutions will help them Sell More Stuff!TM, and they are excited to see what’s coming next.”

“We are really happy with the numbers,” said Robert Jones,  Director of Retail Sales at ARI. “We are well-positioned to provide independent automotive tire and wheel dealers with great products that help them service and sell more in-store and online,” added Jones.  “A  25% increase in sales indicates to me that dealers are excited about their future and believe that ARI will play an important role in their future success.”

About ARI

ARI Network Services, Inc. (“ARI”) creates award-winning software-as-a-service (“SaaS”) and data-as-a-service (“DaaS”) solutions that help equipment manufacturers, distributors and dealers in selected vertical markets Sell More Stuff!™ – online and in-store. Our innovative products are powered by a proprietary library of enriched original equipment and aftermarket content that spans more than 10.5 million active part and accessory SKUs, 469,000 models and $1.7 billion in retail product value.  We remove the complexity of selling and servicing new and used inventory, parts, garments, and accessories (“PG&A”) for customers in automotive tire and wheel, powersports, outdoor power equipment, marine, RV and white goods industries. More than 22,000 equipment dealers, 195 distributors and 140 manufacturers worldwide leverage our web and eCatalog platforms to Sell More Stuff!™. For more information on ARI, please visit the company's investor relations website at www.investor.arinet.com.

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933.  All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management.  Words such as  "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2012, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.